EXHIBIT 99.1

IMPATH FILES FOR BANKRUPTCY COURT PROTECTION
$15 MILLION DIP FINANCING FACILITY ARRANGED

NEW YORK, Sept. 29 -- IMPATH Inc. (OTC Bulletin Board: IMPH.PK - News) today announced that IMPATH and its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The purpose of the filing is to facilitate the Company being able to conduct business as usual while it develops a reorganization plan.


In conjunction with the petitions for Chapter 11 reorganization, IMPATH will ask the Bankruptcy Court to consider a variety of "first day motions" to support its employees, vendors, customers and other constituents. These include motions seeking court permission to continue payments for employee payroll and benefits, obtain interim financing authority and maintain cash management programs, and retain legal, financial, investment banking and other professionals to support the Company's reorganization actions. In accordance with applicable law and court orders, vendors and suppliers who provided goods or services to the Company or its subsidiaries before today's filing may have pre-petition claims, which will be frozen pending court authorization of payment or consummation of a plan of reorganization.


In connection with the Company's Chapter 11 filings, IMPATH is seeking Bankruptcy Court approval of a $15 million Debtor-in-Possession (DIP) financing facility to be provided by Fleet National Bank, as agent and lender, and other pre-petition secured lenders. If approved, up to $3 million of the new funding will be available immediately on an interim basis (pending final approval of the full $15 million financing facility) to supplement IMPATH's existing capital and help the Company fulfill obligations associated with operating its business, including its employee payroll and payments to vendors for goods and services provided after today's filing.


The DIP financing facility is conditioned on the Company engaging in a process to sell its core and non-core businesses. The Company has engaged and is seeking Bankruptcy Court approval to retain Miller Buckfire Lewis Ying & Co. and Asante Partners LLC as investment bankers to assist the Company with the sale efforts. In addition to the sale efforts, the Company will explore other possible restructuring alternatives during the Chapter 11 cases, including the potential for a stand-alone plan of reorganization.


Carter H. Eckert, Chairman and Chief Executive Officer of IMPATH, said, "After reviewing all of the options available to us, we determined that voluntarily filing for Chapter 11 protection provided us with the time to develop a comprehensive plan of reorganization. It facilitates the Company being able to conduct business as usual so that we may maintain the quality and availability of our products and services."


Mr. Eckert continued, "All of our facilities are fully operational and our staff remains dedicated to providing the highest level of expertise, responsive services and interactive communications. IMPATH is committed to providing the quality services that our clients have come to expect from us."


IMPATH also announced the resignation of James V. Agnello, Chief Financial Officer and Senior Vice President, effective immediately. Mr. Agnello will continue as a consultant to the Company to assist the Company in its transition period following the bankruptcy filing.


IMPATH is in the business of improving outcomes for cancer patients. The Company is a leading source of cancer information and analyses with a database of over 1 million patient profiles and outcomes data on more than 2.3 million individuals. IMPATH Physician Services uses sophisticated technologies to provide patient-specific cancer diagnostic and prognostic information to more than 8,700 pathologists and oncologists in over 2,100 hospitals and 630 oncology practices. Utilizing its comprehensive resources, IMPATH Predictive Oncology serves genomics, biotechnology and pharmaceutical companies involved in developing new therapeutics targeted to specific, biological characteristics of cancer. IMPATH Information Services provides software products, including PowerPath(R) and the IMPATH Cancer Registry(TM) for the collection and management of diagnostic data and outcomes information. The Company's software products are currently being utilized in nearly 1,000 hospitals, academic centers and independent laboratories across the country.


This press release may contain statements that the Company believes are, or may be considered to be, "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as the Company "believes," "expects," "anticipates," "intends," "plans," "foresees" or other similar words or phrases. Similarly, statements that describe the Company's projected growth and goals and its plans for expansion also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties, many of which are outside of management's control, and which could cause the Company's actual results to differ materially from those contemplated by the relevant forward-looking statement. Some of the most significant factors that could cause the actual results to differ materially from the forward-looking statements, alone or in combination, would be the results of the current investigation into accounting irregularities and discrepancies, the adverse impact on the Company's liquidity that could result from actions of the Company's senior secured lenders, the outcome of any legal proceeding or any SEC investigation relating to the Company, any adverse response of any of the Company's vendors, customers, media and others relating to the Company's financial statements and accounting processes, policies and procedures, and significant employee or management departures.


In addition to the foregoing, additional factors could be the failure to continue to successfully integrate the businesses acquired by the Company, unanticipated disagreements with the Company's joint venture or other partners, unanticipated changes in the healthcare industry (as a result of cost containment measures, changes in governmental regulation, including reimbursement programs and patient confidentiality issues, or other factors), an inability to successfully integrate the Company's new laboratory and billing system, the adverse effect of any legal proceedings involving the Company, an unanticipated failure in the commercialization of the Company's biopharmaceutical products, the ability to maintain sufficient liquidity during the Chapter 11 cases, the outcome of the Chapter 11 cases, including any sale, restructuring or reorganization efforts, or an unanticipated loss of business. In addition, the September 11, 2001 terrorist attacks and change in international political conditions as a result of these events may continue to affect the United States and the global economy and increase other risks.


Readers are urged to consider all of these factors carefully in evaluating the forward-looking statements. The forward-looking statements included in this press release are made only as of the date of this press release and the Company undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.


Contact:
Iris D. Daniels
IMPATH Inc.
Investor Relations
(212) 698-0300